QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 3.38

CERTIFICATE OF FORMATION
OF
A DELAWARE LIMITED LIABILITY COMPANY

FIRST: The name of the limited liability company is Executive Parking Industries, L.L.C. (the "Company").

SECOND: The Company's registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address shall be CORPORATION SERVICE COMPANY.

IN WITNESS WHEREOF, the undersigned, being the individual authorized to form the Company, has executed, signed and acknowledged this Certificate of Formation this 19th day of December, 1996, A.D.

/s/ MICHAEL CELEBREZZE Michael Celebrezze Authorized Person

QuickLinks

  EXHIBIT 3.38
CERTIFICATE OF FORMATION OF A DELAWARE LIMITED LIABILITY COMPANY